         EXHIBIT 10.31
CARRIAGE SERVICES, INC.
2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Agreement”) is made and entered into as of ________________, 20___ (the “Grant Date”) by and between Carriage Services, Inc. (the “Company”) and _____________________ (the “Participant”). Capitalized terms that are used in this Agreement but not defined herein have the meanings ascribed to them in the Carriage Services, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

1.Grant of Performance Share Unit Award. Pursuant to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants to the Participant a Performance Share Unit Award pursuant to which the Participant may earn shares of Common Stock (the “Award”). The target number of shares of Common Stock subject to the Award is [INSERT TARGET] shares of Common Stock (the “Target Performance Share Units”). Each Target Performance Share Unit shall represent a right to receive one share of Common Stock based on the achievement of the Performance Goals as provided in Section 3 below as determined by the Committee. Notwithstanding the foregoing and subject to the terms of this Agreement, the aggregate number of shares of Common Stock that the Participant actually earns pursuant to the Award (up to a maximum of 200% of the Target Performance Share Units) shall be calculated by the Committee based upon the Payout Percentage (as defined on Exhibit I attached hereto).

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on July 1, 2017 and ending on June 30, 2022.

3.Performance Goals.
(a)The performance goals applicable to the Award are set forth on Exhibit I attached hereto (the “Performance Goals”), which exhibit is hereby incorporated herein by reference. All determinations of whether the Performance Goals have been achieved (and, if applicable, the extent of any such achievement), the number of shares of Common Stock actually earned by the Participant, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.
(b)Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee shall review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (ii) the Payout Percentage (as defined herein) and the number of shares of Common Stock that the Participant has earned, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

4.Vesting Date. The Award is subject to forfeiture until it vests. Except as otherwise provided herein, the Award will vest and no longer be subject to forfeiture on the date that the Committee certifies the achievement of the Performance Goals in accordance with Section 3(b) above, subject to the Participant’s continuous employment with the Company from the Grant Date through the date on which the Committee certifies the achievement of the Performance Goals (the “Vesting Date”). The number of Target Performance Share Units that vest and become payable under this Agreement shall be determined by the Committee at the end of the Performance Period by multiplying the number of Target Performance Share Units subject to the Award by the Payout Percentage actually earned by the Participant and shall be rounded to the nearest whole share.

5.Settlement. Payment in respect of the Award earned for the Performance Period shall be made in shares of Common Stock, which shares of Common Stock shall be issued to the Participant within 60 days following the Vesting Date. The Company shall (a) issue and deliver to the Participant the number of shares of Common Stock earned by the Participant during the Performance Period, if any, as determined and awarded by the Committee in accordance with the terms of this Agreement; and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Participant. Such issuance and delivery shall be made in full satisfaction of the Award and thereafter Participant shall have no further rights with respect to the Award or this Agreement.

6.Termination of Employment.
(a)Except as otherwise expressly provided in this Agreement, if the Participant’s continuous employment with the Company terminates at any time before the Vesting Date, the Award shall be forfeited automatically upon such termination of employment and neither the Company nor any affiliate nor any Subsidiary shall have any further obligations to the Participant under this Agreement.
(b)If, prior to the Vesting Date, the Participant’s employment with the Company terminates as a result of the Participant’s death or Disability (as defined in the Plan), a pro-rated portion of the Award shall vest, which pro-rated portion shall be calculated by multiplying the Target Performance Share Units by a fraction, the numerator of which equals the number of days that the Participant was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. No later than March 15th following the date the Participant’s employment terminates, the Company shall (a) issue and deliver to the Participant (or the Participant’s estate) the number of shares of Common Stock subject to the Award (subject to any reductions and/or withholdings pursuant to this Agreement) and (b) enter the Participant’s (or, if applicable, the Participant’s estate’s) name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Participant or the Participant’s estate, as applicable. Upon the issuance and delivery of such shares, the Award shall be cancelled and terminated.

7.Change in Control. In the event of a Change in Control during the Performance Period, notwithstanding anything in Article 17 of the Plan to the contrary, if Participant’s employment with the Company is terminated within one year following the effective date of such Change in Control either without Cause or for Good Reason, the Award shall vest at Target levels on the date of such termination and Participant shall receive payment in settlement of the Award in an amount equivalent to the value of such Award at the time of such settlement, which amount shall be paid no later than sixty (60) days following the date of such termination of employment.

8.Restrictions. Neither the Award nor any of the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Award or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Award will be forfeited by the Participant and all of the Participant’s rights to such Award shall immediately terminate without any payment or consideration by the Company.

9.No Rights as Shareholder; No Dividend Equivalents. The Participant shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Award (including, without limitation, any right to receive dividends or dividend equivalents) unless and until the Award vests and is settled pursuant to this Agreement. Upon and following the settlement of the Award, the Participant shall be the record owner of the shares of Common Stock underlying the Award unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

10.No Right to Continued Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to continued employment. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company, any of its affiliates or any Subsidiary to terminate the Participant’s employment at any time, with or without Cause.

11.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the number of shares of Common Stock subject to the Award shall be adjusted or terminated in any manner as contemplated by Section 4.4 of the Plan.

12.Tax Withholding. Unless other arrangements have been made that are acceptable to the Company, the Company and each of its affiliates and Subsidiaries is authorized to deduct or withhold from the Award, or cause to be deducted or withheld from any compensation or other amount owing to the Participant, the amount (in cash, Common Stock, other securities or property, or Common Stock that would otherwise be issued pursuant to the Award) of any applicable taxes payable in respect of the vesting and/or settlement of the Award and to take such other actions as may be necessary in the opinion of the Company or any of its affiliates or any Subsidiary to satisfy its tax withholding obligations. Notwithstanding the foregoing, if the Participant is subject to Rule 16b-3 (“Rule 16b-3”), as promulgated under the Securities Exchange Act of 1934, as amended (“Section 16 of the Exchange Act”), at the time of vesting or settlement of the Award, except as otherwise provided in any tax withholding policy or procedure adopted by the Company, such tax withholding automatically shall be effected by the Company or one of its affiliates or Subsidiaries either by (i) withholding shares of Common Stock otherwise deliverable to the Participant on the settlement of the Award or (ii) requiring the Participant to tender a cash payment to the Company or such affiliate or Subsidiary, in either case, in an amount equal to the applicable taxes. In the event that shares of Common Stock that would otherwise be delivered pursuant to the Award are used to satisfy such withholding obligations, the number of shares that may be withheld shall be limited to the number of shares that have a Fair Market Value, on the date of withholding, equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (A) the Committee (x) determines that such withholding would not result in adverse accounting, tax or other consequences to the Company (other than immaterial administrative, reporting or similar consequences) and (y) authorizes such withholding at such greater rates and (B) the Participant consents to and completes the necessary IRS forms, if any, for such withholding at such greater rates.

13.Section 16. Notwithstanding any provision to the contrary herein, it is the intent of the Committee that the Award satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that the Participant will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Award would conflict with the intent expressed in this Section 13 of this Agreement, then such provision shall be interpreted and/or deemed amended so as to avoid such conflict to the maximum extent possible.

14.Compliance with Applicable Laws. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

15.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

16.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles thereof.

17.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

18.Award Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.

20.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award in this Agreement does not create any contractual right or other right to receive any award in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

22.Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company and it affiliates or Subsidiaries and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

23.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

24.Section 409A. Neither the Award nor any of the amounts that may be payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, (a) the Company makes no representations that the Award or any amounts payable under this Agreement are exempt from Section 409A and in no event shall the Company, any of its affiliates or Subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A and (b) if any payment provided for under this Agreement would be subject to additional taxes and interest under Section 409A if the Participant’s receipt of such payment is not delayed in accordance with the requirements of Section 409A(a)(2)(B)(i) of the Code, then such payment shall not be provided to the Participant (or the Participant’s estate, if applicable) until the earlier of (i) the date of the Participant’s death or (ii) the date that is six months after the date of the Participant’s separation from service with the Company.

25.No Impact on Other Benefits. The value of the Award is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

26.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Award or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any of their respective affiliates or Subsidiaries have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the Award or the vesting, settlement or disposition thereof. The Participant further acknowledges that the Award and any shares of Common Stock that may be delivered with respect to the Award are subject to clawback policy as provided in Section 22.1(c) of the Plan.

27.Clawback. Notwithstanding any provision in this Agreement to the contrary, this Award and all Common Stock issued hereunder shall be subject to any applicable clawback policies or procedures adopted as provided in Section 22.1(c) of the Plan.
28.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement, effective for all purposes as provided above.
CARRIAGE SERVICES, INC.

By:
Name:
Title:

PARTICIPANT

___________________________________

EXHIBIT I
PERFORMANCE CRITERIA

Payout Percentage

The “Payout Percentage” shall be the sum of “A” and “B,” where:

•	“A” is the product of 50% and the EBITDA Margin Earned Percentage (as defined below); and

•	“B” is the product of 50% and the EBITDA Earned Percentage (as defined below).

Notwithstanding the foregoing or any provision to the contrary, with respect to each of the EBITDA Margin Earned Percentage and the EBITDA Earned Percentage, the Participant will be eligible to earn an award percentage amount above the Target amount only if the weighted average rate of return for all capital allocation decisions that involve expenditures of $1.0 Million or more (acquisitions, growth capex, new builds & share repurchases) made during the grant year (2017) is greater than or equal to the sum of (i) the Company’s weighted average cost of capital as of June 30, 2022 (as reasonably determined by the Company’s management and approved by the Committee) plus (ii) 400 basis points.

EBITDA Margin Earned Percentage

As used herein, the following terms have the meanings set forth below:

“Adjusted Consolidated EBITDA Margin” means, with respect to fiscal quarter ending June 30, 2022, the Company’s Adjusted Consolidated EBITDA Margin set forth in the “trend report” included in the earnings release filed by the Company with the SEC for such fiscal quarter.

“EBITDA Margin Earned Percentage” means the percentage determined in accordance with the table set forth below:

	Below Threshold	Threshold	Target	Maximum
Adjusted Consolidated EBITDA Margin	˂ 30.2%	30.2%	31.2%	>32.2%
EBITDA Margin Earned Percentage*	0%	50%	100%	200%

*If the Adjusted Consolidated EBITDA Margin is between the Threshold amount and the Target amount set forth in the first row of the table above, then the EBITDA Margin Earned Percentage shall be determined by linear interpolation between Threshold (50%) and Target (100%) based on the Adjusted Consolidated EBITDA Margin. If the Adjusted Consolidated EBITDA Margin is between the Target amount and the Maximum amount set forth in the first row of the table above, then the EBITDA Margin Earned Percentage shall be determined by linear interpolation

EXHIBIT I-1

between Target (100%) and Maximum (200%) based on the Adjusted Consolidated EBITDA Margin. The EBITDA Margin Earned Percentage, as determined by linear interpolation, shall be rounded to four decimal places.

EBITDA Earned Percentage

As used herein, the following terms have the meanings set forth below:

“Adjusted Consolidated EBITDA” means, with respect to fiscal quarter ending June 30, 2022, the Company’s Adjusted Consolidated EBITDA set forth in the “trend report” included in the earnings release filed by the Company with the SEC for such fiscal quarter.

“EBITDA Earned Percentage” means the percentage determined in accordance with the table set forth below:

	Below Threshold	Threshold	Target	Maximum
Adjusted Consolidated EBITDA	˂ $95.0 Million	$95.0 Million	$110.0 Million	>$125.0 Million
EBITDA Earned Percentage*	0%	50%	100%	200%

*If the Adjusted Consolidated EBITDA is between the Threshold amount and the Target amount set forth in the first row of the table above, then the EBITDA Earned Percentage shall be determined by linear interpolation between Threshold (50%) and Target (100%) based on the Adjusted Consolidated EBITDA. If the Adjusted Consolidated EBITDA is between the Target amount and the Maximum amount set forth in the first row of the table above, then the EBITDA Earned Percentage shall be determined by linear interpolation between Target (100%) and Maximum (200%) based on the Adjusted Consolidated EBITDA. The EBITDA Earned Percentage, as determined by linear interpolation, shall be rounded to four decimal places.

EXHIBIT I-2